Exhibit 10(c)

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amended Agreement”) is made and entered into as of June     , 2004, by and between First Century Bankshares, Inc. (the “Company”) and Byron K. Satterfield (the “Executive”);

WHEREAS, Company and Executive entered into an Employment Agreement dated as of January 10, 2002 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, Company agreed that beginning on April 2, 2004, and continuing until April 1, 2009 (the “Consulting Period”), the Company would retain Executive part-time as a consultant for the Company performing certain tasks as set forth in Section 2(c) of the Employment Agreement; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to clarify that during the Consultant Period, Executive will act as an independent contractor/consultant for the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants made in this Agreement, the parties agree as follows:

1. Compensation. Paragraphs 3(b) and 3(c) shall be amended to read as follows:

(b)	Consulting Period Compensation. During the Consulting Period, Bank shall pay Executive compensation in the amount of $52,000 per year, payable in substantially equal monthly installments.

(c)	Additional Compensation in the Event of Death or Disability. In the event of the death or disability of Executive during the Term, Executive or his estate shall be entitled to compensation in the amount of $260,000 to be paid in five equal annual installments of $52,000 each. In the event of the death or disability of the Executive during the Consulting Period, Executive or his estate shall be entitled to the difference between $260,000 and the gross amount of compensation paid to Executive pursuant to Section 3(b) above. The first annual installment of payments hereunder shall be due no later than six (6) months after the date of Executive’s death or disability.

2. Independent Contractor. Paragraph 9 shall be amended to include a new paragraph (h) which shall provide as follows:

(h) Independent Contractor. It is understood that at all times during the Consulting Period, Executive shall be deemed to be an independent contractor, and is not an employee, agent, partner or representative of the Company, and shall not hold himself out to the public as an employee, agent, partner or representative of the Company. As such, Executive is responsible at his sole cost, to secure professional and general liability insurance, Workers’ Compensation insurance, disability benefits insurance and any other insurance as may be required by law, except for health insurance, which shall be provided as set forth in Exhibit A of the Employment Agreement.

3. Amendment to Exhibit A. Paragraph 3 entitled Defined Pension Benefit Plant of Exhibit A shall be amended to include the following:

During the Consulting Period, Executive shall not be entitled to contribute to nor shall he be eligible to participate in the Company’s Defined Pension Benefit Plan and 401(k) Plan. For purposes of receipt of benefits under the Company’s Defined Pension Benefit Plan and 401(k) Plan, Executive shall be deemed retired.

4. Amendment Controls Over Employment Agreement. Unless otherwise expressly amended herein, all terms and conditions of the Employment Agreement remain in full force and effect. This Amendment shall control to the extent any conflict or ambiguity arises between the Employment Agreement and/or this Amendment.

FIRST CENTURY BANKSHARES, INC.

By:
Its:

Byron K. Satterfield